STAAR SURGICAL REPORTS 73% VISIAN ICL™ SALES GROWTH FOR FIRST QUARTER
ICL Sales Represent 18% of Total Sales
First Quarter U.S. Cataract Sales Improve 3% Sequentially

MONROVIA, CA, May. 2, 2006—STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its first quarter ended March 31, 2006.

Net sales for the first quarter were $13,315,000, a decrease of 3% compared with $13,678,000 reported for the same period of 2005 and an increase of 10% compared with $12,068,000 reported for the fourth quarter of 2005. Excluding the impact of changes in currency, first quarter 2006 net sales were $13,819,000, up 1% compared with the first quarter of 2005.

During the first quarter total ICL sales grew 73% compared with the first quarter of 2005 and represented 18% of total sales compared with 10% of total sales in the first quarter 2005 and 11% of total fourth quarter 2005 sales. Preloaded silicone IOL sales grew 29% during the first quarter of 2006 compared with the first quarter of 2005 and represented 18% of total IOL sales. Preloaded silicone IOL sales represented 12% of total IOL sales in the first quarter of 2005 and 17% of total IOL sales in the fourth quarter of 2005.

U.S. net sales for the first quarter increased 4% to $5,152,000 compared with the same period of 2005 and were up 21% compared with the fourth quarter of 2005. The increase in U.S. sales primarily reflects the launch of the Visian ICL in the first quarter of 2006. First quarter 2006 cataract product sales in the U.S. declined 13% compared with the first quarter of 2005, but grew 3% compared with the fourth quarter of 2005.

“During the first quarter, we began to successfully capitalize on our U.S. ICL approval, and U.S. sales were a key driver to our 86% sequential ICL sales growth,” said David Bailey, President and CEO of STAAR Surgical. “Two months into our U.S. launch of the ICL, we have already trained and certified 57 surgeons, and remain on track to achieve our goal of 500 surgeons trained and certified by the end of 2006. We are very excited about the growing interest in our technology, which has been illustrated by the strong turnout at the two certification courses and the continuing medical educational course we offered during the first quarter. Furthermore, we have also recently submitted our Pre-Market Approval (PMA) supplement for our Visian Toric ICL (TICL™) to the U.S. Food and Drug Administration (FDA). Typically, the review period with the FDA is approximately 180 days. While it is very difficult to predict the timeline for approval for the TICL, based upon our conversations with refractive surgeons and the strong growth of the product internationally, we believe that when approved, the TICL will serve unmet and growing market needs.

“In addition, we also began to reverse the decline in U.S. cataract sales, which improved 3% compared with the fourth quarter,” continued Mr. Bailey. “Although U.S. cataract sales declined year-over-year during the first quarter, the rate of decline has slowed meaningfully compared with the fourth quarter 2005 year-over-year decline. In the U.S. we continue to see interest in our collamer three-piece IOL, which was a key element of our quarterly sequential growth in our domestic cataract business. With the FDA approval for the ICL behind us, we have received strong feedback from our sales representatives that they are generally experiencing a more positive selling environment for all of our products including cataract.”

International net sales for the first quarter were $8,163,000, a decrease of 6% compared with the first quarter of 2005 and were impacted by a 12% decrease in cataract product sales. Excluding the impact of currency, first quarter 2006 sales were down 0.4% compared with first quarter 2005 sales. First quarter 2006 sales increased 5% compared with the fourth quarter of 2005. In addition to the negative impact of currency, the year-over-year decrease in international sales resulted from a number of doctors’ strikes in Germany, where sales were down 16% compared with the same period of last year. The Company achieved preloaded IOL sales growth of 29% year-over-year and 6% growth compared with the fourth quarter of 2005, which partially offset the decline in international cataract sales. International ICL sales continued to grow and were up 23% compared with the first quarter of 2005 and 33% compared with the fourth quarter of 2005.

“The slight, overall decline in year-over-year international sales during the first quarter was mostly attributable to difficult cataract market conditions in Germany,” continued Mr. Bailey. “Despite this temporary slowdown in cataract sales abroad, we have continued to execute our strategy to further penetrate the international ICL markets and as a result, achieved 23% growth during the first quarter. Sales growth in our Visian TICL product category also continues to exceed our expectations and represented 29% of total international refractive sales, compared with 24% in the first quarter of 2005.

“While refractive products remain our largest opportunity for growth, we also believe that sales of our proprietary preloaded injectors in the international cataract business will continue to grow,” continued Mr. Bailey. “We recently received the CE Mark approval for our aspheric preloaded silicone IOL. Advance interest in this enhancement to our established preloaded product line has been high and we are optimistic the introduction of this product will bolster our cataract market share in Europe.

“Following conversations with delegates of the Chinese State Food and Drug Administration (SFDA) during their visit to our Swiss manufacturing facility, we now expect to receive approval for the ICL in China ahead of the TICL, although the exact timing of the two approvals is difficult to predict at this time,” continued Mr. Bailey. “While we are disappointed in the delay, interest in the region remains high and we have begun hosting ICL training courses that will be followed by proctoring as soon as the ICL is approved. We believe that our recent approvals, including the U.S. ICL and international aspheric silicone IOL approvals, the eventual approvals of the ICL in China and the TICL in the U.S. and China, all position us well to achieve long-term growth in our cataract and refractive lens franchises,” he concluded.

Gross profit margin was 48.1% for the first quarter of 2006 compared with 47.2% for the same quarter of last year and 45.8% for the fourth quarter of 2005. The increase in gross profit margin for the first quarter primarily resulted from increased volume and average selling prices of higher-margin ICL lenses and as a result of the ICL product launch in the U.S.

Selling, general, and administrative expenses for the first quarter of 2006 increased $1,124,000 or 13%, compared with the first quarter of 2005. $391,000 of the increase resulted from option-based expense as a result of the adoption of FAS 123R; excluding this impact, selling, general and administrative expenses increased 9% or $733,000.

General and administrative expenses for the first quarter of 2006 were up 19% or $451,000 compared with the first quarter of 2005. Excluding the $232,000 impact of FAS 123R, general and administrative expenses increased 9%. The additional increase to general and administrative costs for the quarter was primarily due to increased insurance costs, legal fees and costs associated with Sarbanes-Oxley compliance.

Marketing and selling expenses for the first quarter of 2006 increased 5% or $230,000 compared with the first quarter of 2005. Excluding the $91,000 impact of FAS 123R, marketing and selling expenses increased 3%. The increase in marketing and selling expenses during the fourth quarter primarily related to the timing and expense of the American Society of Cataract and Refractive Surgery trade show, which was held in the first quarter of 2006 (it took place in the second quarter during 2005) and increased marketing costs related to the U.S. launch of the ICL. These increased expenses were partially offset by decreased costs associated with a reduction in the number of direct sales representatives in the first quarter of 2005.

Research and development expenses, which include regulatory and clinical expenses, for the first quarter of 2006, increased 35% or $443,000 compared with the first quarter of 2005. Excluding the $68,000 impact of FAS 123R, research and development expenses increased 29%. The increase in research and development expense, excluding the impact of the adoption of FAS 123R, is due to costs associated with the toric ICL pre-market approval supplement submitted last week to the U.S. FDA and new product development.

Net loss for the first quarter of 2006 was $3,362,000 or $0.14 per share, compared with a net loss of $2,338,000 or $0.11 per share for the first quarter of 2005. The impact of the adoption of FAS 123R had a $391,000 or $0.02 per share impact on the first quarter 2006 net loss.

On December 31, 2005, the Company adopted Financial Accounting Standards Board Statement No. 123R, which requires the Company to recognize share-based payment transactions as a compensation expense in its financial statements. Excluding the effect of FAS 123R, first quarter 2006 operating loss was $2,819,000, net loss was $2,971,000, and diluted earnings per share were $0.12. Management believes that excluding the effect of FAS 123R provides a better comparison with prior results. A reconciliation of GAAP results with results excluding the effect of FAS 123R is provided at the end of this press release.

STAAR exited the first quarter with approximately $9,664,000 in cash, cash equivalents and short-term investments compared with $12,708,000 at December 31, 2005. The Company used approximately $3,111,000 for operating activities during the first quarter, which is 21% above the Company’s cash usage of $2,573,000 during the first quarter of 2005, but significantly favorable to internal forecasts for the quarter. Approximately $451,000 was invested in the purchase of property and equipment during the quarter and $491,000 in cash was generated from the proceeds of stock option exercises.

STAAR’s bank debt at the end of the first quarter of 2006 was approximately $1,686,000. Total current liabilities, including the bank debt, were $11,403,000.

The Company also today announced that it has signed a commitment letter with Wells Fargo Bank providing for a secured revolving line of credit totaling up to $3 million for a term of three years to be used for general working capital purposes. In addition, the Company is in final negotiations for a $1.0 million lease line of credit to fund the Company’s capital purchases during 2006. Combined, the two transactions provide additional sources of capital.

Conference Call
The Company will host a conference call and webcast today, May 2, 2006 at 2:00 p.m. Pacific Time to discuss the Company’s first quarter 2006 results and recent corporate developments. The dial-in number for the conference call is 800-257-1836 for domestic participants and 303-262-2139 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through Midnight Pacific Time on Tuesday, May 9, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11058661#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the VISIAN ICL as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is approved for sale in 42 countries. More than 50,000 ICLs have been sold worldwide. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements concerning proposed new products and government approval of new products, services or developments, statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance our need to enter into definitive agreements with Wells Fargo Bank to consummate the revolving credit line, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by our ability to implement our cost savings strategies and realize our expected savings, our ability to reverse the decline in domestic sales of intraocular lenses, our ability to maintain or enhance our existing product sales and gross profit margin and reduce compliance expenditures, the rapid pace of technological change in the ophthalmic industry, our ability to compete with much larger ophthalmic companies, general domestic and international economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors Media EVC Group EVC Group Douglas Sherk, 415-896-6820Steve DiMattia, 646-277-8706 Jennifer Beugelmans, 415-896-6820

Consolidated Financial Statements

The Company has presented net income, as adjusted, to show the effect that the adoption of FAS 123R had on the Company’s earnings per share. The Company believes that these non-GAAP financial measures provide useful information to investors because they allow investors to compare the Company’s current performance to prior performance on a consistent basis. These non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)
Unaudited

	Three Months Ended
	As Reported March		Pro-Forma
	31,		March 31,
	2006	Adjustments	2006
Sales	$13,315	$—	$13,315
Cost of goods sold	6,916	—	6,916

Gross profit	6,399	--	6,399

General and administrative	2,801	(232)	2,569
Marketing and selling	5,082	(91)	4,991
Research and development	1,726	(68)	1,658

Total selling, general and administrative expenses	9,609	(391)	9,218
Operating loss	(3,210)	391	(2,819)

Other income, net	55	—	55
Loss before income taxes	(3,155)	391	(2,764)
Income tax provision	207	—	207
Minority interest	--	--	--

Net loss	$(3,362)	$391	$(2,971)

Basic and diluted loss per share	$(0.14)	$0.02	$(0.12)
Weighted average shares outstanding -Basic and diluted	24,855	24,855	24,855

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)
Unaudited

	Three Months Ended
		December 30,
	March 31, 2006	2005
Sales	$13,315	$13,678
Cost of goods sold	6,916	7,228

Gross profit	6,399	6,450

General and administrative	2,801	2,350
Marketing and selling	5,082	4,852
Research and development	1,726	1,283

Total selling, general and administrative expenses	9,609	8,485
Operating loss	(3,210)	(2,035)
Other income, net	55	206

Loss before income taxes	(3,155)	(1,829)
Income tax provision	207	517
Minority interest	--	(8)

Net loss	$(3,362)	$(2,338)

Basic and diluted loss per share	$(0.14)	$(0.11)
Weighted average shares outstanding -Basic and diluted	24,855	20,675

STAAR Surgical Company
Global Sales
Unaudited (in 000’s)

	Three Months Ended
	March 31, 2006	April 1, 2005	% Change
Geographic Sales
United States	$5,152	$4,979	3.5%
Germany	5,244	6,216	-15.6%
Australia	517	622	-16.9%
Other	2,402	1,861	29.1%

Total Sales	$13,315	$13,678	-2.7%

Product Sales

Cataract	$10,672	$12,130	-12.0%
Refractive	2,468	1,376	79.4%
Glaucoma	175	172	1.7%

Total Sales	$13,315	$13,678	-2.7%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
Unaudited (in 000’s)

	March 31,	December 30,
	2006	2005
Cash, cash equivalents, and short-term investments	$9,664	$12,708
Accounts receivable, net	6,036	5,100
Inventories	14,046	14,699
Prepaids, deposits, and other current assets	2,179	1,763

Total current assets	31,925	34,270

Investment in joint venture	278	283
Property, plant, and equipment, net	5,570	5,595
Patents and licenses, net	4,800	4,920
Goodwill, net	7,534	7,534
Other assets	150	153
Total assets	$50,257	$52,755

Notes payable	$1,686	$1,676
Accounts payable	3,989	4,014
Other current liabilities	5,728	5,845

Total current liabilities	11,403	11,535

Other-long term liabilities	756	854

Total liabilities	12,159	12,389
Minority interest	—	—
Stockholders’ equity	38,098	40,366

Total liabilities and equity	$50,257	$52,755